EXHIBIT 99.1

Press Release

INTERACTIVE DATA REPORTS FIRST-QUARTER 2005 RESULTS

First-Quarter Service Revenue Increases by 18.7% and Net Income Increases by 28.9%

BEDFORD, Mass — April 28, 2005 — Interactive Data Corporation (NYSE: IDC) today reported its financial results for the first quarter ended March 31, 2005. First-quarter 2005 service revenue grew 18.7% to $139.7 million from $117.6 million in the first quarter of 2004. Net income for the first quarter of 2005 increased by 28.9% to $23.7 million, or $0.25 per diluted share, from $18.4 million, or $0.19 per diluted share, in the same quarter last year.

“Our first-quarter 2005 results were positively impacted by the recognition of $8.1 million in service revenue, $6.7 million in direct SG&A costs and $1.4 million in income from operations primarily as a result of a previously announced reversal that occurred during the fourth quarter of 2004,” stated Stuart Clark, president and chief executive officer. “These amounts include the original reversal totals from prior periods plus the related service revenue, costs and income from operations that were deferred in the fourth quarter of 2004.”

Clark commented, “It was a strong quarter even without the accounting adjustment, driven by growth at FT Interactive Data and eSignal, and the contribution of FutureSource, whose assets were acquired in September 2004. Within the Institutional Services segment of our business, FT Interactive Data experienced very good growth as a result of ongoing strength in North America and improved performance in Europe. Overall renewal rates within the Institutional Services segment remain at or above 95%. In our Active Trader Services segment, eSignal achieved excellent revenue growth by continuing to expand its direct subscriber base.”

“We ended the first quarter with cash and marketable securities of $226.1 million, and we remain debt free. Our strong financial position provides us with the flexibility to continue evaluating a wide range of investment opportunities, including those that would expand our geographical reach and broaden our offerings to address our clients’ front, middle and back office challenges,” concluded Clark.

Other First-Quarter Operating and Financial Highlights

Effects of Foreign Exchange:

•	Interactive Data’s first-quarter 2005 service revenue was positively impacted by $1.0 million due to the effects of foreign exchange. First-quarter 2005 service revenue before the effects of foreign exchange grew by $21.1 million, or 17.9%, over the comparable period in 2004. Total costs and expenses in the first quarter of 2005 were negatively impacted by $0.8 million due to the effects of foreign exchange. First-quarter 2005 total costs and expenses before the effects of foreign exchange increased by $14.4 million, or 16.3%, over the first quarter of last year. The net effect of foreign exchange in the first quarter of 2005 was a $0.2 million increase in income from operations.

Institutional Services Segment:

•	FT Interactive Data’s first-quarter 2005 service revenue of $86.0 million grew 8.5% over the prior year’s first quarter (or an increase of 7.8% before the effects of foreign exchange). North American service revenue for the first quarter of 2005 increased 8.5% over the prior year’s first quarter, due to continued high demand for evaluated and descriptive services. First-quarter 2005 European service revenue increased by 8.7% (or an increase of 5.8% before the effects of foreign exchange) from the first quarter of last year. This marks the second consecutive quarter of year-over-year revenue growth for FT Interactive Data’s European business. Asia-Pacific first-quarter 2005 service revenue increased 7.5% (or an increase of 6.1% before the effects of foreign exchange) compared with the prior year’s first quarter.

•	ComStock generated first-quarter 2005 service revenue of $27.7 million, an increase of 44.9% over the same quarter last year (or an increase of 42.7% before the effects of foreign exchange). The increase includes the previously mentioned recognition of $8.1 million of service revenue and $6.7 million in direct SG&A costs and $1.4 million in income from operations. Excluding these amounts, ComStock generated modest underlying growth. During the first quarter of 2005, ComStock introduced a new interface for integrating its datafeeds into institutional applications and a major investment bank became the first client to implement this interface. ComStock’s first-quarter service revenue in 2004 and 2005 includes real-time foreign exchange data services revenue, which were previously included as Other Service Revenue and are now part of ComStock.

•	CMS BondEdge’s service revenue for the first quarter of 2005 decreased by 1.8% over last year’s first quarter to $7.9 million. CMS BondEdge’s first-quarter performance was impacted by a number of cancellations due primarily to a combination of cost-cutting actions and consolidations by institutional clients. The cancellations were partially offset by twelve new client installations.

Active Trader Services Segment:

•	eSignal’s first-quarter 2005 service revenue grew 65.3% over 2004’s first quarter to $17.9 million due to the contribution of FutureSource and the continued expansion of eSignal’s direct subscriber base. FutureSource, whose assets were acquired by the Company in September 2004, generated $5.3 million in first-quarter 2005 service revenue, or approximately 29% of eSignal’s first-quarter service revenue. eSignal ended the first quarter of 2005 with approximately 45,250 direct subscription terminals, which includes approximately 6,700 FutureSource terminals. The integration of FutureSource is proceeding as planned on multiple fronts, including product development. The newest version of FutureSource Workstation, which is expected to be generally available in the second quarter of 2005, will incorporate real-time equities data from major US and international stock exchanges, a feature that has distinguished eSignal’s core offerings for many years.

Costs and Expenses:

•	Total first-quarter 2005 costs and expenses increased by 17.2% to $103.5 million from $88.3 million in the first quarter of 2004. Total first-quarter 2005 costs and expenses include the previously discussed $6.7 million in direct SG&A costs, which were reversed from prior periods and deferred in the fourth quarter of 2004. Total costs and expenses for the first quarter of 2005 increased by $9.1 million, or 10.5%, before total costs and expenses associated with businesses acquired or closed in the past twelve months, the effects of foreign exchange and data center consolidation initiative costs.

•	During the first quarter of 2005, Interactive Data continued to invest significant human and financial resources to address its various compliance obligations, including those related to the Investment Advisers Act and Section 404 of the Sarbanes-Oxley Act.

As of March 31, 2005, Interactive Data had no outstanding debt and had cash, cash equivalents and marketable securities of $226.1 million, an increase of $15.8 million from December 31, 2004. Under the one million share buyback program initiated in September 2004, Interactive Data repurchased a total of 389,600 shares at an average price of $21.23 per share during the first quarter of 2005. As a result, Interactive Data has repurchased a cumulative total of 534,600 shares under the existing buyback program.

Outlook

We anticipate similar business conditions in 2005 to those that we experienced during the past several quarters. We believe customers in the financial services sector will remain focused on cost containment initiatives. We remain on target to deliver 2005 service revenue and net income growth in the high single-digit to low double-digit range. The effective tax rate for 2005 is expected to be in the range of 38.0% to 38.5%, with potential for the tax rate to increase to as high as 39.0% depending on the outcome of proposed changes to tax laws in the United Kingdom. Capital expenditures for 2005 are expected to be in the range of $24.0 to $26.0 million.

Conference Call Information

Interactive Data Corporation’s management will conduct a conference call Thursday, April 28, at 11:00 a.m. Eastern Time to discuss the first-quarter 2005 results, related financial and statistical information, and additional business matters. The dial-in number for the conference call is (706) 679-4631; no access code is required. Investors and interested parties may also listen to the call via a live web broadcast available through the Investor Relations section of the Company’s web site at www.interactivedata.com and through www.StreetEvents.com. To listen, please register and download audio software at the site at least 15 minutes prior to the call. For those who cannot listen to the live broadcast, a replay of the call will be available from Thursday, April 28, 2005 at 2:00 p.m. through Thursday, May 5, 2005 at 2:00 p.m., and can be accessed by dialing (706) 645-9291 or (800) 642-1687, using access code 5283814. This press release and other financial and statistical information to be presented on the conference call will be accessible on the Investor Relations section of the Company’s web site at www.interactivedata.com. The web site is not incorporated by reference into this press release.

Non-GAAP Information

In an effort to provide investors with additional information regarding our results as determined by generally accepted accounting principles (GAAP), we also disclose the following non-GAAP information, which management believes provides the following useful information to investors:

•	Management refers to growth rates at constant currency so that business results can be viewed without the impact of changing foreign currency exchange rates, thereby facilitating period-to-period comparisons of the Company’s underlying business. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower than growth reported at actual exchange rates.

•	Management refers to service revenue growth before the effects of foreign currency exchange rates and service revenue from FutureSource, the assets of which was acquired in September 2004, because management believes that facilitating period-to-period comparisons of the Company’s service revenue growth on a constant dollar basis better reflects actual trends. As part of determining service revenue growth before the effects of foreign currency exchange rates and the acquisition of the assets of FutureSource, management refers to service revenue for our FT Interactive Data, ComStock, CMS BondEdge, eSignal and Broadcast businesses. Management uses such information for evaluating its business, and for forecasting and planning purposes. In addition, since we have historically reported service revenue for these businesses to the investment community as part of our Reports on Form 10-K and Form 10-Q, we believe that continuing to offer such information provides consistency in our financial reporting.

Management includes information regarding total costs and expenses excluding total costs and expenses associated with FutureSource (the assets of which were acquired in September 2004), the effects of foreign exchange, and increased spending related to the data center consolidation initiative because management believes changes in our core total costs and expenses on a constant dollar basis better reflect actual trends.

The above measures are non-GAAP measures and should not be considered in isolation from, and are not intended to represent an alternative measure of, revenue, total costs and expenses, earnings or cash flows provided by operating activities, each as determined in accordance with GAAP. In addition, the above measures may not be comparable to similarly titled measures reported by other companies.

Forward-looking and Cautionary Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe-harbor created by such Act and laws. These statements include our statements discussing future financial conditions, results or projections, including those appearing under the heading “Outlook” and those statements about expected market conditions and our expected growth and product development. These statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the presence of competitors with greater financial resources than ours and their strategic response to our services and products; (ii) the possibility of a prolonged outage or other major unexpected operational difficulty at any of our data centers; (iii) our ability to maintain relationships with our key suppliers and providers of market data; (iv) our ability to maintain our relationships with service bureaus and custodian banks; (v) a decline in activity levels in the securities markets; (vi) consolidation of financial services companies, both within an industry and across industries; (vii) the continuing impact of cost cutting pressures across the industries we serve; (viii) new product offerings by competitors or new technologies that could cause our products or services to become less competitive or obsolete; (ix) our ability to derive the anticipated benefits from our acquisitions; (x) potential regulatory investigations of us or our customers relating to our services; (xi) the regulatory requirements applicable to our FT Interactive Data subsidiary, which is a registered investment adviser; (xii) our ability to attract and retain key personnel; (xiii) the ability of our majority shareholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; (xiv) our ability to successfully complete the consolidation of our data centers and achieve anticipated benefits; (xv) our ability to develop new and enhanced service offerings and our ability to market and sell those new and enhanced offerings successfully to new and existing customers; and (xvi) our ability to comply on an ongoing basis with the rules and regulations set forth in and/or adopted pursuant to the Sarbanes-Oxley Act. We undertake no obligation to update these forward-looking statements.

About Interactive Data Corporation

Interactive Data Corporation is a leading global provider of securities pricing, financial information, and analytic tools to institutional and individual investors. The Company supplies time-sensitive pricing (including evaluated pricing), dividend, corporate action, and descriptive information for more than 3.5 million securities traded around the world, including hard-to-value instruments. Many of the world’s best-known financial services and software companies subscribe to the Company’s services in support of their trading, analysis, portfolio management, and valuation activities.

Interactive Data Corporation is headquartered in Bedford, Massachusetts. Through its branded businesses, FT Interactive Data, ComStock, CMS BondEdge, and eSignal, Interactive Data Corporation has approximately 1,800 employees in offices located throughout North America, Europe, Asia, and Australia. Pearson plc (NYSE: PSO), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, owns approximately 60 percent of the outstanding common stock of Interactive Data Corporation.

COMPANY CONTACTS
Investor Contact:	Media Contact:
Andrew Kramer	Jeanne Murphy
Director of Investor Relations	Marketing Communications Manager
781-687-8306	781-687-8548
Andrew.Kramer@interactivedata.com	Jeanne.Murphy@interactivedata.com

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands except per share data)

	Three Months Ended
	March 31
	2005	2004	Change

SERVICE REVENUE	$139,652	$117,630	18.7%

COSTS & EXPENSES
Cost of services	41,828	38,905	7.5%
Selling, general & administrative	51,663	39,469	30.9%
Depreciation	4,559	4,380	4.1%
Amortization	5,444	5,522	-1.4%

Total costs & expenses	103,494	88,276	17.2%

INCOME FROM OPERATIONS	36,158	29,354	23.2%

Other income, net	1,014	380	166.7%

INCOME BEFORE INCOME TAXES	37,172	29,734	25.0%
Income tax expense	13,499	11,373	18.7%

NET INCOME	$23,673	$18,361	28.9%

NET INCOME PER SHARE
Basic	$0.25	$0.20	25.0%
Diluted	$0.25	$0.19	31.6%

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	93,238	93,061	0.2%
Diluted	96,106	95,378	0.8%

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2005	2004

ASSETS	Unaudited

Current Assets:
Cash and cash equivalents	$109,245	$207,908
Marketable securities	116,820	2,371
Accounts receivable, net	97,203	88,295
Interest receivable	2,342	—
Prepaid expenses and other current assets	9,119	15,809
Deferred income taxes	8,475	5,838

Total current assets	343,204	320,221

Property and equipment, net	52,975	54,854
Goodwill	474,483	480,444
Other intangible assets, net	163,890	169,338
Other assets	890	816

Total Assets	$1,035,442	$1,025,673

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable, trade	$12,277	$15,943
Payable to affiliates	2,090	1,552
Accrued liabilities	57,067	67,276
Income taxes payable	20,348	10,672
Deferred revenue	33,767	40,774

Total current liabilities	125,549	136,217
Deferred tax liabilities	31,633	29,583
Other liabilities	2,256	2,117

Total Liabilities	159,438	167,917

Stockholders’ Equity:
Preferred stock	—	—
Common stock	967	963
Additional paid-in capital	827,400	821,590
Treasury stock, at cost	(52,597)	(44,308)
Accumulated earnings	81,747	58,074
Accumulated other comprehensive income	18,487	21,437

Total Stockholders’ Equity	876,004	857,756

Total Liabilities and Stockholders’ Equity	$1,035,442	$1,025,673

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended
	March 31,
	(Unaudited)
	2005	2004

Cash flows provided by (used in) operating activities:

Net income	$23,673	$18,361
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,003	9,902
Tax benefit from exercise of stock options	1,221	1,289
Deferred income taxes	(649)	—
Other non-cash items, net	251	112
Changes in operating assets and liabilities, net	(10,800)	2,495

NET CASH PROVIDED BY OPERATING ACTIVITIES	23,699	32,159

Cash flows (used in) investing activities:

Purchase of fixed assets	(2,794)	(6,297)
Acquisition of business	(112)	—
Purchase and sale of marketable securities	(114,449)	—
Other investing activities	—	—

NET CASH (USED IN) INVESTING ACTIVITIES	(117,355)	(6,297)

Cash flows provided by (used in) financing activities:

Purchase of treasury stock	(8,289)	—
Proceeds from exercise of stock options and employee stock purchase plan	4,275	3,951

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(4,014)	3,951

Effect of exchange rate on cash	(993)	298

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(98,663)	30,111
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	207,908	131,639

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$109,245	$161,750

RECONCILIATION OF NON-GAAP MEASURES

Service Revenue Before Effects of Foreign Exchange, and FutureSource Revenue

($ in Thousands)
	Q1 2005	Q1 2004	Growth

Service Revenue
Institutional Services
FT Interactive Data	$86,028	$79,272	8.5%
ComStock	27,735	19,141	44.9%
CMS BondEdge	7,948	8,098	-1.8%

Institutional Services Total	121,711	106,511	14.3%

Active Trader Services
eSignal	17,941	10,856	65.3%
Broadcast	—	263

Active Trader Services Total	17,941	11,119	61.4%

Total Service Revenue	139,652	117,630	18.7%

Effects of Foreign Exchange	(969)	—

Service Revenue before Effects of Foreign Exchange	138,683	117,630	17.9%

Service Revenue — FutureSource	(5,276)	—

Service Revenue before Effects of Foreign Exchange and FutureSouce Revenue	$133,407	$117,630	13.4%

Total Costs and Expenses Before Effect of FutureSource Total Costs and Expenses, Effects of Foreign
Exchange, and Data Center Consolidation Initiative Costs

($ in Thousands)
	Q1 2005	Q1 2004	Growth

Total Costs & Expenses	$103,494	$88,276	17.2%

Total Costs & Expenses — FutureSource	(4,692)	—

Effects of Foreign Exchange	(817)	—

Data Center Consolidation Initiative Costs	(2,092)	(1,477)	41.6%

Total Costs & Expenses before above factors	$95,893	$86,799	10.5%